Exhibit 10.1

RCS CAPITAL CORPORATION

405 PARK AVENUE, NEW YORK, NY 10022

T: (212) 415-6500 F: (212) 421-5799

December 1, 2015

Mr. Brian D. Jones

269 Stockbridge Avenue
Atherton, CA 94027

Dear Brian:

This letter amends the terms of your employment arrangement with RCS Capital Corporation (“RCAP” or the “Company”). This amendment will be effective as of the date hereof, except as set forth in specific provisions herein. For the avoidance of doubt, you will continue to be an at-will employee.

GENERAL TERMS

You acknowledge and understand the following modifications to your employment arrangement:

(i)	You will continue to work from your home office in northern California (with support provided for such home office) and be available for work in the Company’s New York office on an as needed basis.
(ii)	There will be no changes to your current benefits policies, including travel policies.

It is acknowledged that your current compensation consists of base salary of $325,000 per annum plus 10% of Investment Banking division revenue for 2015 and all of 2016 (above $3.25 million of revenue each year). You will be entitled to the payments in respect of 2015 division revenues no earlier than January 1, 2016 and no later than March 31, 2016 unless you voluntarily resign or are terminated for Cause prior to the due date of such payments. You will be entitled to the payments in respect of 2016 division revenues no earlier than January 1, 2017 and no later than March 31, 2017 unless you voluntarily resign or are terminated for Cause prior to the due date of such payments.

RETENTION PAYMENTS

Effective as of September 1, 2015, in addition to your current compensation set forth above, you will receive $200,000 (less applicable withholdings and deductions) per month in cash (or the pro rata portion of such month) for so long as you remain the Chief Financial Officer of RCAP, with the amount accrued from and after September 1, 2015 to be paid in a lump sum on the first to occur of (i) within 30 days after completion of the Recapitalization Transaction (but no sooner than January 1, 2016) and (ii) March 31, 2016, and thereafter, for so long as you continue to serve as the Company’s Chief Financial Officer, you will continue to receive $200,000 (less applicable withholdings and deductions) for each month that you serve, payable monthly in arrears on the last day of each such month, including the pro rata portion of any partial month.

In addition, you will receive an $850,000 success fee (less applicable withholdings and deductions) to be paid no later than (i) 15 days after the earlier to occur of (a) the successful refinancing of the Company’s existing debt and the issuance of at least $200 million of additional equity, (b) a sale of more than 50% of the Company’s assets and (c) completion of such other transaction as reasonably determined by the Executive Committee to be an equivalent transaction (the transactions described in clause (i) being collectively referred to as the “Recapitalization Transaction”), (ii) 30 days after the termination by the Company of your employment without Cause; and (iii) December 30, 2016; provided that in order to receive the success fee, you must be employed as the Chief Financial Officer of RCAP from the date hereof through the closing of the Recapitalization Transaction, or if earlier, the date of payment unless the Company reassigns you to another position or unless the Company terminates your employment without Cause, in either case, prior to the date of payment). In all events, such success fee shall be paid in 2016 to the extent earned. For the avoidance of doubt, a Recapitalization Transaction does not include any modification, amendment or waiver of the Company’s existing debt or the issuance of preferred securities to affiliates of the Company.

NON-COMPETE

Notwithstanding anything previously agreed to by you and the Company or its affiliates, in consideration of the foregoing the Company hereby agrees to waive all non-competition requirements previously agreed to by you and the Company in the event you terminate your employment with the Company amicably after December 31, 2016 or you are terminated by the Company without Cause (defined below) at any time hereafter.

For purposes of this Agreement, the term “Cause” means that the Employee: (i) has been convicted of, or entered a plea of guilty or “nobo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (ii) has substantially failed to perform his/her reasonably assigned duties, (iii) has engaged in willful misconduct or negligence in the performance of his/her duties, (iv) has engaged in conduct that violated the Company’s then existing written internal policies or procedures and which is detrimental to the business or reputation of the Company that is not cured by the Employee within thirty (30) days after Employee’s receipt of written notice from the Company, or (v) has breached any non-competition or non-disclosure agreement in effect between the Employee and the Company.

SEVERANCE

Notwithstanding anything previously agreed to by you and the Company or its affiliates, in consideration of your agreement herein to waive any claims for severance, garden leave pay or any post-employment compensation (other than the Retention Payments above), the Company hereby agrees, upon the occurrence of your termination of employment by the Company without Cause within one year of a Change of Control (defined below) or prior to a Change of Control but after a definitive agreement shall have been executed which would constitute a Change of Control, once consummated, to pay you $1,000,000 (less applicable withholdings and deductions) in cash within 30 days after such termination and fully vest any outstanding restricted stock grants of the Company previously awarded to you.

For purposes of this Agreement, the term “Change of Control” means: (i) any “person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50.1% or more of the combined voting power of the Company’s then outstanding voting securities (other than, for the avoidance of doubt, RCAP Holdings, LLC or the beneficial owners thereof as of the date hereof); (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other entity or approve the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50.1% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50.1% or more of either of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities (other than, for the avoidance of doubt, RCAP Holdings, LLC or the beneficial owners thereof as of the date hereof); or (iii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions within a period of twelve (12) months ending on the date of the last sale or disposition having a similar effect).

NOTIFICATION PERIOD

The period of notice that the Company will give you to terminate your employment without Cause is 90 days. The Company may terminate your employment for Cause without notice. Your employment will terminate immediately upon your death. In order to retain any of the payments described in this amendment, you agree to give the Company 90 days notice should you decide to leave the Company for any reason, other than upon your death. We reserve the right to require you not to be in the Company’s offices and/or not to undertake all or any of your duties and/or not to contact Company clients, colleagues or advisors (unless otherwise instructed) during all or part of any period of notice of your termination of service. During any such period, you remain a service provider to the Company with all duties of fidelity and confidentiality to the Company and subject to all terms and conditions of your employment and should not be employed or engaged in any other business.

This amendment shall be governed by and construed in accordance with the internal laws of the state of New York.

This amendment and any documents contemplated hereby may be signed by electronic or digital signatures which shall have the same effect, validity and enforceability as manually executed signatures to the extent and as provided under applicable law, including the Electronic Signature in Global and National Commerce Act of 2000 and the New York Electronic Signature and Record Act of 1999.

In the event the terms of this amendment conflict with the terms of any employment agreement or letter between you and the Company or any of its affiliates, this amendment shall govern.

Sincerely,

/s/ Mark Auerbach

Mark Auerbach

RCS Capital Corporation

Accepted By:

/s/ Brian D. Jones

Brian D. Jones